EXHIBIT 4.9

FORM OF CONVERTIBLE PROMISSORY NOTE

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND IS BEING OFFERED AND SOLD PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR SUCH OTHER LAWS.

NEXXUS LIGHTING, INC.

CONVERTIBLE PROMISSORY NOTE

$	, 2009
Charlotte, North Carolina

FOR VALUE RECEIVED, and upon and subject to the terms and conditions set forth herein, Nexxus Lighting, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of                                                   (together with its permitted successors and assigns, “Holder”), the principal sum of                                      UNITED STATED DOLLARS (U.S. $                    ) on the Maturity Date, together with interest as provided herein. This Note was issued under and is subject to a Preferred Stock Exchange Agreement (the “Exchange Agreement”) dated as of [                    ], 2009 among the Company, payee and certain other parties. Capitalized terms used and not otherwise defined herein will have the respective meanings given to such terms in the Exchange Agreement.

1. Maturity Date. This Note will mature, and be due and payable in full, on                     , 2012 (the “Maturity Date”).

2. Interest. From and after the date hereof, all outstanding principal of this Note will bear simple interest at the rate of one percent (1%) per annum. Interest on the outstanding principal amount of this Note shall be payable annually commencing on the date that is one year after the date of this Note. All outstanding principal and accrued, but unpaid, interest on this Note shall be due and payable on the Maturity Date.

3. Prepayment. With thirty (30) days prior written notice to the Holder, the Company may prepay this Note prior to the Maturity Date, without premium or penalty; provided that any prepayment of this Note shall only be made if simultaneously therewith the Company makes a pro rata prepayment (based on the then outstanding principal amount of all such Notes) to holders of all of the other Notes issued pursuant to the Exchange Agreement. The Holder of this Note may elect to convert all, or any portion of the unpaid principal amount of this Note, during such thirty (30) day period.

4. Transfer. Holder may transfer this Note in compliance with applicable U.S. federal and state and/or foreign securities laws and in accordance with Article IV of the Exchange Agreement.

5. Events of Default. An “Event of Default” will occur if:

(a) The Company fails to pay (a) any principal of this Note or any other Note issued pursuant to the Exchange Agreement when such amount becomes due and payable in accordance with the terms thereof and such payment is not made within three Business Days of when it is due, or (b) any interest on the Note or any other payment of money required to be made to the Holder pursuant to this Note and such payment is not made within three Business Days of when it is due and the Company receives notice thereof from the Holder; or

(b) Any representation or warranty made to the Holders in any Transaction Document or in any certificate, agreement or instrument executed and delivered to the Holders by the Company or any of its subsidiaries or by its accountants or officers pursuant to any Transaction Document is false, inaccurate or misleading in any material respect on the date as of which made, and the Company receives notice thereof from the Holder; or

(c) the Company or any of its subsidiaries defaults in the performance of any term, covenant, agreement, condition, undertaking or provision of any Transaction Document, and such default is not cured or waived within five (5) Business Days after the Company receives notice of such default from the Holder; or

(d) (i) The Company or any of its subsidiaries fails to pay any principal of or interest on any of its Material Indebtedness for a period longer than the grace period, if any, provided for such payment; or (ii) any default under any instrument or agreement evidencing, creating, securing or otherwise relating to Material Indebtedness (including, without limitation, any guaranty or assumption agreement relating to such indebtedness) or other event occurs and continues beyond any applicable notice and cure period and such default is not cured or waived within five (5) Business Days after the Company receives notice of such default from the Holder (for purposes of this Note the term “Material Indebtedness” means indebtedness, in an amount of $50,000 or more, for borrowed money, under capitalized leases or evidenced by a bond, debenture, note or similar instrument, and shall include, without limitation, any such indebtedness assumed or guaranteed); or

(e) (i) One or more final judgments, decrees or orders shall be entered against the Company or any of its subsidiaries involving in the aggregate a liability (not fully covered by insurance other than applicable deductibles) of $50,000 or more and all such judgments, decrees or orders shall not have been vacated, paid or discharged, dismissed, or stayed or bonded pending appeal (or other contest by appropriate proceedings) within sixty (60) days from the entry thereof; (ii) pursuant to one (1) or more judgments, decrees, orders, or other proceedings, whether legal or equitable, any warrant of attachment, execution or other writ of $50,000 or more is levied upon any property or assets of the Company or any subsidiary and is not satisfied, dismissed or stayed (or other contests by appropriate proceedings without bond or stay) within sixty (60) days; (iii) all or any substantial part of the assets or properties of the Company or any subsidiary are condemned, seized or appropriated by any government or governmental authority; or (iv) any order is entered in any proceeding directing the winding up, dissolution or split-up of the Company or any subsidiary; or

(f) The Company (i) commences any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or (ii) is the debtor named in any other case, proceeding or other action of a nature referred to in clause (i) above which results in the entry of an order for relief or any such adjudication or appointment and remains undismissed, undischarged or unbonded for a period of sixty (60) days, or (iii) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence to, any order, adjudication or appointment of a nature referred to in clause (i) or (ii) above, or (iv) shall generally not be paying, shall be unable to pay, or shall admit in writing its inability to pay its debts as they become due, or (e) shall make a general assignment for the benefit of its creditors; or

(g) At any time there occurs a Change of Control Transaction (a “Change of Control Transaction”). For purposes of this Note, a Change of Control Transaction shall mean (i) a sale, lease or other disposition of assets or properties of the Company and it subsidiaries (calculated on a consolidated basis) having a book value of fifty-one percent (51%) or more of the book value of all the assets and properties thereof, or (ii) any transaction in which any person shall directly or indirectly acquire from the holders thereof, by purchase or in a merger, consolidation or other transfer or exchange of outstanding capital stock, ownership of or control over capital stock of the Company (or securities exchangeable for or convertible into such stock or interests) entitled to elect a majority of the Company’s Board of Directors or representing at least fifty-one percent (51%) of the number of shares of Common Stock outstanding; or

(h) On or at any time after the date of this Note any of the Transaction Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, and such default is not cured or waived within ten (10) days after the Company receives notice of such default from the Holder, or (c) the Company or any subsidiary of the Company contests the validity or enforceability of any Transaction Document in writing or denies that it has any further liability under any Transaction Document to which it is party, or gives notice to such effect.

6. Conversion Right. At any time prior to repayment of this Note, the Holder may elect, in lieu of repayment, to convert all or a portion of the outstanding principal on this Note into that number of shares of Common Stock of the Company equal to the quotient obtained by dividing (a) 100.0% of the amount of principal on this Note being converted, by (b) the Conversion Price (as hereinafter defined). The Holder will inform the Company of such election by delivering to the Company this Note and a Notice of Conversion, the form of which is attached hereto as Annex A (a “Notice of Conversion”). If the Holder delivers the Notice of Conversion to the Company, the Company may not elect to pay to the Holder the amount of this Note to be converted without Holder’s written consent. For purposes of this Note, “Conversion Price” will initially mean $             per share [Note: this price will be the sum of the “market value” of shares of Common Stock of the Company immediately preceding the entering into by such Holder of the Exchange Agreement plus the Warrant Coverage Value, and for such purpose, “market value” means the consolidated closing bid price of the Company’s Common Stock as determined by applicable NASDAQ rules and Warrant Coverage Value means a value of $.125 for each 100% of Warrant Coverage. “Warrant Coverage” means the number of shares of Common Stock issuable upon exercise of a Warrant. Warrant Coverage is expressed as a percentage amount of this Note. Calculation of the number of shares based on the Warrant Coverage percentage is determined as follows:

[number of shares issuable upon exercise of Warrant] = [principal amount of Note] x [Warrant Coverage percentage] / [Conversion Price]]

The Conversion Price will be subject to adjustment as provided in Section 7. The Holder shall effect conversions by delivering to the Company a Notice of Conversion accompanied by this Note, specifying therein the principal amount of this Note to be converted. The date on which such conversion shall be effected (such date, the “Conversion Date”) shall be the date of the Company’s actual receipt of a Notice of Conversion (substantially in the form attached hereto, the “Notice of Conversion”) accompanied by this Note unless the Company and the Holder agree in writing to another date. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable principal amount converted. If less than the entire principal amount of this Note is converted, the Company will promptly issue a new Note to the Holder representing the balance of this Note. From and after the Conversion Date, assuming rightful delivery of the Notice of Conversion to the Company, the portion of this Note converted shall represent and be enforceable only as to the right to receive the shares of Common Stock issuable upon such conversion. Promptly after receipt of a Notice of Conversion, the Company shall issue and deliver the Holder, but only against delivery of and after receiving the original of this Note (or a lost note affidavit in form and substance reasonably acceptable to the Company), one or more certificates representing such shares of Common Stock issued and registered as set forth in the Notice of Conversion. Thereupon, the Company shall have no further obligation with respect to the principal amount of this Note converted. In lieu of issuing a fraction of a share of Common Stock upon the conversion of this Note, the Company shall pay the Holder of this Note for any fraction of a share of Common Stock otherwise issuable upon the conversion of this Note, cash equal to the same fraction of the then current per share Conversion Price.

7. Adjustments to Conversion Price.

(a) Stock Dividends, Reclassifications, Recapitalizations, Etc. In the event the Company: (i) pays a dividend in Common Stock or makes a distribution in Common Stock, (ii) subdivides its outstanding Common Stock into a greater number of shares, (iii) combines its outstanding Common Stock into a smaller number of shares or (iv) increases or decreases the number of shares of Common Stock outstanding by reclassification of its Common Stock (including a recapitalization in connection with a consolidation or merger in which the Company is the continuing corporation), then the Conversion Price on the record date of such division or distribution or the effective date of such action shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately before such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event.

(b) Notice of Adjustment. Whenever the Conversion Price is adjusted, as herein provided, the Company shall deliver to the Holder a certificate of the Company’s Chief Financial Officer setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which (i) the Board of Directors determined the fair value of any evidences of indebtedness, other securities or property or warrants, options or other subscription or purchase rights and specifying the Conversion Price after giving effect to such adjustment.

(c) Notice of Certain Transactions. In the event that the Company shall propose (i) to pay any dividend payable in securities of any class to the holders of its Common Stock or to make any other non-cash dividend or distribution to the holders of its Common Stock, (ii) to offer the holders of its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of stock of any class or any other securities, rights or options, (iii) to effect any capital reorganization, reclassification, consolidation or merger affecting the class of Common Stock, as a whole, or (iv) to effect the voluntary or involuntary dissolution, liquidation or winding-up of the Company, the Company shall, within the time limits specified below, send to each Holder a notice of such proposed action or offer. Such notice shall be mailed to the Holder at the Holder’s address as it appears in the records of the Company, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect of such action on the Common Stock and the Conversion Price. Such notice shall be given as promptly as possible and (x) in the case of any action covered by clause (i) or (ii) above, at least ten (10) days prior to the record date for determining holders of the Common Stock for purposes of such action or (y) in the case of any other such action, at least twenty (20) days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier.

8. No Rights as a Shareholder. Without limiting any rights that Holder is entitled to under the Exchange Agreement, and if this Note has not been converted, Holder will not be entitled to any voting or other rights as a shareholder of Company in connection with this Note.

[The following clause is optional at the request of the Purchaser of this Note, with the choice between 4.99% and 9.99% being at the option of the Purchaser.]

9. Limitation on Beneficial Ownership. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Holder upon any conversion of this Note (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed [9.999%][4.999%] of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of a Notice of Conversion hereunder will constitute a representation by the Holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of shares of Common Stock requested in such Notice of Conversion is permitted under this paragraph. This provision shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a merger or other business combination or reclassification involving the Company. This restriction may not be waived without the consent of the Holder.

10. Remedies. At such time that an Event of Default has occurred and is continuing, then Holder, by written notice to the Company (the “Notice”), may declare all amounts hereunder immediately due and payable in cash and Holder will be entitled to reimbursement of its reasonable costs and expenses related to collection of all amounts owing in connection thereof. Except for the Notice, Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such election may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment will affect any subsequent Event of Default or impair any right consequent thereon.

11. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder will be in writing and will be deemed given and effective on the earliest of (a) the date of transmission if such notice or communication is delivered by fax prior to 5:30 p.m. (Eastern Time) on a Business Day, (b) the next Business Day after the date of transmission if such notice or communication is delivered via fax on a day that is not a Business Day or later than 5:30 p.m. (Eastern Time) on a Business Day, (c) the 2nd business day after the date of mailing if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The facsimile number and address for such notices and communications are as set forth on the signature pages to the Exchange Agreement or as otherwise notified by any party in a writing to the others in accordance herewith from time to time.

12. Maximum Lawful Rate. In no event shall the amount of interest due or payments in the nature of interest payable hereunder exceed the maximum non-usurious interest permitted by applicable law (the “Maximum Lawful Rate”). If from any possible construction of any document or from receipt of anything of value by Holder, interest would otherwise be payable in excess of the Maximum Lawful Rate, any such construction or receipt shall be subject to the provisions of this paragraph and such document shall be automatically reformed and the interest payable shall be automatically reduced to the Maximum Lawful Rate, without the necessity of execution of any amendment or new document, and any interest in excess of the Maximum Lawful Rate shall be applied to the reduction of the principal amount owing under this Note, or refunded to the Company or other payor thereof if and to the extent such excessive amount exceeds such unpaid principal amount.

SIGNED, SEALED AND DELIVERED as of the date first above written.

NEXXUS LIGHTING, INC.

By:
Name:	Gary R. Langford
Title:	Chief Financial Officer

NOTICE OF CONVERSION

The undersigned, the Holder of the Note issued by Nexxus Lighting, Inc. (attached to this Notice of Conversion), hereby elects to convert the below stated outstanding principal portion of this Note into shares of Common Stock of Nexxus Lighting, Inc. effective as of the date the Company receives this Notice.

Please send a certificate for the appropriate number of shares of Common Stock and a balance Note (if applicable) to the following address:

Principal Amount of Note Being Converted: $

Register and issue certificates for shares of Common Stock in the following Name at the Address set forth above or, if different, as set forth below:

Name:

Address:

Social Security or Tax Identification Number:

Print Name of Note Holder:

Signature of Note Holder

Date:

PLEASE SEND THIS BY U.S. MAIL OR OVERNIGHT DELIVERY SERVICE TO THE COMPANY. THE EFFECTIVE DATE FOR CONVERSION SHALL BE THE DATE ON WHICH THE COMPANY RECEIVES THIS NOTICE OF CONVERSION ACCOMPANIED BY THE NOTE.

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